UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2009

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the closing under the New Credit Facility, on April 24, 2009, the Company repaid all borrowings under and terminated the Credit Agreement, dated as of October 28, 2002, as amended from time to time, among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Prior Credit Facility”). The description of the Prior Credit Facility set forth under the caption “Revolving Credit Agreement” in Note 4 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is incorporated herein by reference. The termination of the Prior Credit Facility was a closing condition under the terms of the New Credit Facility. There were no termination penalties incurred by the Company in connection with the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2009, Cabot Oil & Gas Corporation (the “Company”) entered into a new revolving credit facility (the “New Credit Facility”). The New Credit Facility provides for an available credit line of $500 million and contains an accordion feature allowing the Company to increase the available credit line to $600 million, if any one or more existing banks or new banks agree to provide such increased commitment amount. The term of the New Credit Facility expires in April 2012.

The New Credit Facility is unsecured. The available credit line is subject to adjustment from time to time on the basis of (a) the projected present value (as determined by the banks based on the Company’s reserve reports and engineering reports) of estimated future net cash flows from certain proved oil and gas reserves and certain other assets of the Company (the “Borrowing Base”) and (b) the outstanding principal balance of the Company’s senior notes ($682 million as of March 31, 2009 and April 24, 2009). Under the New Credit Facility, the Borrowing Base is initially set at $1.35 billion, to be periodically redetermined as described above. While the Company does not expect a reduction in the available credit line, in the event that it is adjusted below the outstanding level of borrowings, the Company has a period of six months to reduce its outstanding debt to the adjusted credit line available.

Interest rates under the New Credit Facility are based on Euro-Dollars (LIBOR) or Base Rate (Prime) indications, plus a margin. These associated margins increase if the total indebtedness is greater than 25%, greater than 50%, greater than 75% or greater than 90% of the Borrowing Base , as shown below:

	Debt Percentage
	<25%	≥ 25% <50%	≥ 50% <75%	≥ 75% <90%	≥ 90%
Eurodollar Margin	2.000%	2.250%	2.500%	2.750%	3.000%
Base Rate Margin	1.125%	1.375%	1.625%	1.875%	2.125%

The New Credit Facility provides for a commitment fee on the unused available balance at an annual rate of 0.50%.

In connection with entering into the New Credit Facility, we borrowed $215 million thereunder to repay amounts due under the Prior Credit Facility (as defined in Item 1.02 below).

The description of the New Credit Facility is a summary and does not report to be complete and is qualified in its entirety by reference to the provisions of the New Credit Facility, a copy of which is filed as Exhibit 4.1 to this Current Report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Credit Agreement, dated as of April 24, 2009, among Cabot Oil & Gas Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, Bank of Montreal, as Documentation Agent, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: April 29, 2009

EXHIBIT INDEX

Exhibit	Description
4.1	Credit Agreement, dated as of April 24, 2009, among Cabot Oil & Gas Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, Bank of Montreal, as Documentation Agent, and the Lenders party thereto.

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